SECOND AMENDED LEGAL SERVICES AGREEMENT

This LEGAL SERVICES AGREEMENT (this "**Agreement**") is entered into as of **January 4, 2016**, by and between **KSIX MEDIA HOLDINGS, INC.** (the "**Client**"), a Nevada corporation, and **JOHN E. DOLKART, JR.** an attorney (the "**Attorney**") licensed to practice in the state of California before the Securities and Exchange Commission (the "SEC") and the courts of the United States.

RECITALS

A. WHEREAS; The Client requires certain legal services as further described herein to resolve on-going transactional matters, regulatory/compliance issues and more generally the day to day affairs germane to publicly traded companies operating in the market(s) and industries as the Client operates;

B. WHEREAS; The Client initially retained the Attorney in December 2014, thereafter amending the prior agreement with the Attorney in or about May 2015 and now amending it a second time in January 2016;

C. WHEREAS; The Client desires to retain the legal services of the Attorney upon the terms and conditions set forth herein; and

D. WHEREAS; The Attorney agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Legal Services. The Attorney shall assist the Client with certain legal matters generally consistent with the tasks of an in-house corporate counsel including, but not limited to the following:

    a. The Attorney will investigate the relevant facts giving rise to the legal issues facing the Client;
    b. The Attorney will assist developing a strategy to resolve such issues for the Client;
    c. The Attorney will assist in the performance of all necessary tasks, functions, filings, documents, agreements, memorandums, etc. as the Client requires to facilitate such resolution to the satisfaction of the Client; and
    d. The Attorney will do all other necessary things in connection with the Client's legal issues which necessitate this engagement for "day-to-day" legal, transactional and securities work to file a necessary documents with the SEC,

FINRA, OTC Markets, Inc., State of Nevada, State of California, State of Illinois and any other government or regulatory organizations as may be required by the scope of the Client's business.

e. The Attorney will *not* appear as the Attorney of Record for the Client in any legal action in civil, criminal or administrative court without a separate agreement to such effect, but the Attorney will perform any and all other services required by the Client to effectively prosecute or defend any civil action involving the Client or its affiliates, agents property or business interests at the rates set forth in paragraph 2, et seq.

2. Compensation: For the Services provided by the Attorney, the Client shall pay Attorney as follows:

2.1 The Client will pay the Attorney a one-time bonus payment of **250,000 restricted shares of common stock** in KSIX Media Holdings, Inc. ("KSIX").

2.2 In addition the Attorney shall be paid a retainer fee of **$2,500.00 USD** on the first calendar day of the month (or the first business day of the month if the first falls on a weekend or federal holiday). The client shall transfer the retainer funds to the Attorney by ACH or Federal Wire Transfer per the instructions contained herein at Exhibit A and the Attorney will not be required to invoice the Client for the retainer fee, although upon the request of the Client the Attorney will do so, on the first calendar day of the month (following the month in which the Attorney performed services for the Client). This retainer payment shall guarantee the performance of no less than 25.00 hours of legal services by the Attorney for the benefit of the Client.

2.3 To the extent the Client requires additional services each month the Attorney agrees to perform such services for the Client at the rate of $125.00 USD per hour. The Attorney is required to bill the Client for the performance of any such services, which go beyond 25.00 hours and the retainer fee contemplated by paragraph 2.2, which shall be due within 30 days of the end of the month in which such services were performed. [1]

2.4 The Client shall retain the option to pay the Attorney the overages contemplated by paragraph 2.**3** in shares of restricted common stock of KSIX Media Holdings, Inc. Such shares will be paid to the Attorney at a 25% discount to the average closing share price of the stock in the ten (10) trading days prior to the end of the month in which the overage occurs. If the Client elects to pay overages in stock; any overages earned will pool into an

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[1] I.E. If the Attorney performs 30.00 hours of services for the benefit of the Client in the month of July, the Attorney shall bill the Client for the additional 5.00 hours of legal services on or about August 1st at rate of $125.00 and the Client shall pay the attorney for such work within 30 days of the Client's receipt of the invoice ("net 30").

overage payment (single stock certificate) which will be issued at least every six (6) months, but not more than four (4) times per year.

2.5 The Client is required to notify the Attorney that an overage will be paid in restricted common shares of stock within 15 days of the receipt of the invoice entitling the Attorney to an overage payment, as further described in paragraph 2.3 above.

3. The Attorney shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Client or any subsidiary or for any acts or omissions of any kind by the Client (and its affiliates, employees or agents) unless caused by the negligence or intentional misconduct of the Attorney or any person or entity acting for or on behalf of the Attorney.

4. The Client and its present and future subsidiaries jointly and severally agree to indemnify and hold the Attorney harmless against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which Attorney may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Attorney pursuant to this Agreement unless such loss, claim, damage or liability arose out of Attorney's negligence, or intentional misconduct. The Client and its subsidiaries agree to reimburse Attorney each for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that Attorney agrees to repay the Client or its subsidiaries if it is ultimately determined that Attorney is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against Attorney, it shall notify the Client within three (3) days after the Attorney receives such notice of such action, suit or threat. The Client shall have the right to appoint the Client's counsel to defend such action, suit or proceeding, provided that Attorney each consent to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Client shall not be acceptable to Attorney, then the Client shall have the right to appoint alternative counsel for Attorney reasonably acceptable to Attorney, until such time, as acceptable counsel can be appointed. In any event, the Client shall at its sole cost and expense is entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. Attorney, or their co-counsel, shall promptly supply the Client's counsel with copies of all documents, pleadings and notices, which are filed, served or submitted in any of the aforementioned. Attorney each shall not enter into any settlement without the prior written consent of the Client, which consent shall not be unreasonably withheld.

5. Term. The term of this Agreement shall commence as of the date hereof and shall be effective until **January 4, 2017.** This agreement shall renew automatically and continue with the same force and effect until terminated or modified by the Parties in writing and pursuant to this Agreement.

6. Direction, Control and Coordination. The Attorney shall perform the services that are the subject of this Agreement with the full cooperation of the Client and its authorized agent(s), officer(s) and director(s).

7. Dedication of Resources. The Attorney shall devote such time, attention and energy as is necessary to perform and discharge the duties and responsibilities under this Agreement in an efficient, trustworthy and professional manner.

8. Standard of Performance. The Attorney shall use its best reasonable efforts to perform its consulting and legal services as an advisor to the Client in an efficient, diligent, trustworthy and professional manner. The Attorney shall perform its services to the sole satisfaction of, and in conjunction and cooperation with, the Client. The Client shall be free to terminate the Attorney at any time and for any reason. Upon such termination the Client must immediately pay any outstanding fees then due to the Attorney. In the event the Attorney holds fund paid by the Client but unearned by the Attorney any such funds must be made immediately available for the Client.

9. Confidential Information. The Attorney recognizes and acknowledges that by reason of performance of the Attorney's services and duties to the Client (both during the Term and before or after it) the Attorney has had and will continue to have access to confidential information of the Client and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Client and its affiliates and customers, clients, suppliers and others who have business dealings with the Client and its affiliates ("Confidential Information"). The Attorney acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for three (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Client, unless such information is in the public domain through no fault of the Attorney or except as may be required by law. Upon the Client's request, the Attorney will return all tangible materials containing Confidential Information to the Client.

10. Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement as fully described in part 3 of this Agreement. No officer, employee, agent, servant, or independent contractor of the Attorney nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Client for any purpose whatsoever solely as a result of this Agreement, and the Attorney shall have no right or authority to assume or create any obligation or liability, express or implied, on the Client's behalf, or to bind the Client in any manner or thing whatsoever.

11. Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Client:	Carter Matzinger, President KSIX Media Holdings, Inc. 5915 Edmond Street, Suite 125 Las Vegas, NV 89118 Fax: (702) 701-8036 carter@ksix.com
If to Attorney:	John E. Dolkart, Jr., Esq. 1750 Kettner Blvd., Suite 416 San Diego, California 92101 Fax: (619) 684-3512 john@dolkartlaw.com

12. Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of California. The Parties agree that should any dispute arise in the administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of California, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of California having jurisdiction.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

14. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Client by the Attorney and supersedes any and all prior understandings, agreements or correspondence between the parties.

15. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Client or the Attorney.

16. Assigns and Assignment. This Agreement shall extend to, inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or

transferred, in whole or in part, by the Attorney except with the prior written consent of the Client.

17. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

18. Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

19. Counterparts. This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

20. Termination and Withdrawal. Client is free to terminate relationship with Attorney at any time for any reason. Attorney may withdraw with Client's consent or for good cause. Good cause includes Client's breach of this Agreement, refusal to cooperate or to follow Attorney's advice on a material matter or any fact or circumstance that would render Attorney's continuing representation unlawful or unethical or impracticable under the circumstances. Any dispute regarding fees will be arbitrated pursuant to the rules promulgated by the American Arbitration Association before JAMS Resolution Services in San Diego, California.

21. Miscellaneous. The California Business and Professions Code Sections 6147 and 6148 address the requirement for professional malpractice insurance. This shall serve to notify you that this firm does *not* carry such insurance to cover for any errors and omissions that might be construed as malpractice applicable to the services rendered hereunder.

22. Effectiveness. This Agreement will not take effect, and Attorney will have no obligation to provide legal services, until Client returns a signed copy of this Agreement and pays the Retainer called for under Paragraph III.

23. Signatures. The Parties ("Client" and "Attorney") have read and understand the foregoing terms and agree to such terms as of the date Attorney first provided professional services. If more than one Clients sign below, each agrees to be

liable, jointly and severally, for all obligations arising under this agreement. Client shall receive a fully executed duplicate of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

By: KSIX Media Holdings, Inc. (the "Client")

Carter Matzinger, as Authorized Agent for the Client

By: John E. Dolkart, Esq., Jr. (the "Attorney")

John E. Dolkart, Esq., Jr. as the Attorney

EXHIBIT A

Attorney Client Trust Account Wiring Instructions:

Name of Account:	John E. Dolkart, Jr., Esq. Trust Account
Account Number:	3160449332
Routing Number:	322271627
Bank:	JP Morgan Chase Bank, N.A. 1415 India Street San Diego, CA 92101
Bank Contact:	Tel: (619) 237-1090 Fax: (619) 237-1099